Exhibit 10.22

June 20, 2005

Ms. Jean A. Bua

21 Baron Road

Franklin, MA 02038

Dear Jean:

I am pleased to confirm our offer to you to join American Tower Corporation in the position of Senior Vice President Finance, Corporate Controller in the Corporate Finance Department, reporting to me. Should you accept this offer, we will work together to determine your start date with the Company. This employment offer is contingent on the completion of a background check, and you signing and returning the enclosed Application and Confidentiality Agreement. Please complete the forms and fax or mail it back along with this signed offer letter to my attention.

Your starting base salary will be at the annualized rate of $250,000.00 and you will be eligible to participate in the Sr. VP Bonus Plan that includes a 40% bonus potential based in general upon the performance of the Company and specifically upon the achievement of your goals and objectives. Paydays are scheduled on a bi-weekly basis. In addition you will accrue three (3) weeks vacation per year and you will be granted the option to purchase one hundred thousand (100,000) shares of the Company’s common stock pursuant to American Tower Corporation’s Stock Option Plan the first business day of the month following 90 days of employment. The terms and conditions of your stock option rights will be set forth in a stock option agreement and will commence on full execution of the stock option agreement. In addition, the Company will provide you a parking space in the 116 Huntington garage. You will be eligible to participate in the Company’s other employee benefit plans, in accordance with the terms of those plans. More information on these programs will be provided during the orientation process. Jean, we also spoke about reimbursement of interest expense you may incur as a result of exercising your existing equity rights. When you have more specifics we can discuss the reimbursement procedures.

Please be advised that your employment with American Tower Corporation is considered at will, which means that your employment may be terminated at any time with or without cause by either you or the Company, with or without advance notice. However, should your employment with the Company be terminated other than for Cause, or if you decide to leave the Company for Good Reason, you will receive the following benefits:

a.	Bi-weekly payment of then-current salary prior to any material reduction, if any, for 18 months after the date of termination and pro-rated target bonus;

b.	Company paid medical and dental benefits for 18 months following your termination which will run concurrent with COBRA coverage.

c.	Extension of your rights to exercise stock options issued to you under the Stock Plan for a period equal to the lesser of three years following your termination or the expiration of the options and continued vesting of such options in accordance with the then existing vesting schedule during the same period.

“Cause” is defined as willful or gross non-performance of duties or deliberate actions (including fraud) that reasonably could be expected to materially and adversely affect the Company, as determined in good faith by the ATC Board of Directors after notice and an opportunity to cure has been provided to you. “Good Reason” is defined as termination by you of your employment at any time within ninety days after (i) a material reduction in your responsibility from your current role (ii) a material reduction in your cash compensation or benefits (iii) a material change in, or termination of, this severance arrangement or (iv) an unreasonable relocation of your principal office of more than fifty miles from your existing principal office without your consent.

The aforementioned severance benefits are contingent on reaching a Separation and Release Agreement between you and the Company that would include customary and reasonable release, non-compete, non-solicitation and non-disparagement clauses in effect for a period of twelve months.

Jean, I am very excited to have you join the American Tower team and look forward to your acceptance of this offer and to working with you. I am confident that you will find your employment with American Tower to be both challenging and professionally rewarding.

Sincerely,

/s/ Bradley Singer
Bradley Singer
Chief Financial Officer

cc: Aileen Torrance

My signature acknowledges receipt and acceptance of this employment offer with American Tower Corporation as outlined above.

/s/ Jean A. Bua	7/1/05
Signature	Date